Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

REPORTS OPERATING RESULTS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND
DELAY IN FILING OF FORM 10-Q

Greenwich, CT – November 23, 2004 – SECURITY CAPITAL CORPORATION (AMEX: SCC) (the “Company”) announced today that it has not yet filed its Form 10-Q for the quarter ended September 30, 2004.  As previously disclosed, the Company needs more time to complete its supplemental procedures being performed at its CompManagement, Inc. (“CMI”) subsidiary with respect to the investigation, remediation and reporting of various transactional, management conflicts of interests, control and financial disclosure issues arising out of certain related party transactions between CMI and entities in the industry then-owned by certain officers of CMI.  The Company is working diligently and hopes to be in a position to file the Form 10-Q sometime in mid December 2004.  It is not currently expected that the results of the Company’s actions described above will have a material impact on the Company’s financial position at September 30, 2004 or its results of operations or cash flows for the three and nine month periods then ended.

The Company reported income from continuing operations of $1,363,000 for the third quarter ended September 30, 2004 compared to $1,093,000 for the same quarter last year.  Basic and diluted earnings per common share from continuing operations were $0.05 and $0.03, respectively, for the quarter ended September 30, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.15 and $0.13, respectively, for the same quarter last year.  Income available to common stockholders for the quarter ended September 30, 2004 was $75,000 compared to $1,130,000 for the quarter ended September 30, 2003 and basic and diluted earnings per common share for the quarter ended September 30, 2004 were $0.01 and ($0.01), respectively, compared to basic and diluted earnings per common share for the quarter ended September 30, 2003 of $0.17 and $0.14, respectively.

For the nine months ended September 30, 2004, income from continuing operations was $3,808,000 compared to $3,642,000 for the nine months ended September 30, 2003.  Basic and diluted earnings per common share from continuing operations were $0.39 and $0.32, respectively, for the nine months ended September 30, 2004 compared to basic and diluted earnings per common share from continuing operations of $0.51 and $0.47, respectively, for the nine months ended September 30, 2003.  Income available to common stockholders for the nine months ended September 30, 2004 was $1,449,000 compared to $1,630,000 for the nine months ended September 30, 2003 and basic and diluted earnings per common share were $0.22 and $0.16, respectively, for the nine months ended September 30, 2004 compared to basic and diluted earnings per common share of $0.25 and $0.20, respectively, for the nine months ended September 30, 2003.

For the three and nine month periods ended September 30, 2004, income available to common stockholders has been reduced by $1,024,000 for charges relating to the redemption of all the Company’s zero coupon convertible preferred stock and further reduced by an impairment of goodwill at its Pumpkin Ltd. subsidiary of $2,400,000, net of tax benefit.  Pumpkin Ltd’s impairment was the result of an agreed upon sales price for its assets.  Additionally, income from continuing operations included expenses of $312,000 and $364,000 associated with the Company’s Special Committee’s exploration of strategic alternatives for the three and nine months ended September 30, 2004, respectively.

The Company’s two reportable segments are employer cost containment and health services, and educational services.  The employer cost containment and health services segment consists of WC Holdings, Inc., of which CMI is a subsidiary,  provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith.  The educational segment consists of Primrose Holdings, Inc. (“Primrose”), which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services.  Primrose also owns and operates one educational child care center.  Primrose schools are located in the Southeast and Southwest.  The Company’s discontinued operations consist of Pumpkin Masters Holdings, Inc. (“Pumpkin”) and, P.D. Holdings, Inc. (“Possible Dreams”).  Pumpkin is engaged primarily in the business of designing, out-sourcing and distributing pumpkin carving kits and related Halloween accessories.  The Company sold all of Pumpkin’s assets in October 2004.  Possible Dreams filed for bankruptcy in October 2003, at which time, the Company no longer included the operating results of Possible Dreams in its consolidated financial statements.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates,  the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and maintain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.